EXHIBIT 10.11

Research Management — Post Award | 399 Revolution Drive, Suite 740

Somerville, Massachusetts 02145-1446

Sponsored Research Agreement

(Preclinical Efficacy Study of an Omentum-Based Regenerative Patch in a Severe CKD Animal Model)

BWH Ref. No. 2025A022381

This Sponsored Research Agreement (“Agreement”) is made and entered into as of the date of the last signature on the signature page hereto (“Effective Date”), between ROKIT HEALTHCARE Inc., a corporation organized under the laws of the Republic of Korea, having a principal place of business at 12F, 9, Digital-ro 10-gil, Geumcheon-gu, Seoul, Republic of Korea, together with its U.S. subsidiary, ROKIT America, Inc., a corporation organized and existing under the laws of the State of Delaware, with its principal office at 3435 Wilshire Blvd, Ste 2925, Los Angeles, CA 90010, USA (collectively, (“Sponsor”) and The Brigham and Women’s Hospital, Inc., a not-for-profit Massachusetts corporation, having a principal place of business at 75 Francis Street, Boston, Massachusetts 02115 (“Hospital”), each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Hospital is a center for patient care, research and education which performs scientific research and training. Sponsor desires to support research in the field of Regenerative Nephrology. The Sponsored Research contemplated herein is anticipated to be of mutual interest and benefit to Hospital and Sponsor, and to further the research, patient care and educational goals of Hospital.

The Parties acknowledge that the research conducted under this Agreement may support Sponsor’s potential submission under the U.S. Food and Drug Administration’s Expanded Access Program (“EAP”).

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings.

“Affiliate” with respect to either Party shall mean any corporation or other legal entity other than that Party in whatever country organized, controlling, controlled by or under common control with that Party. The term “control” shall mean the power, direct or indirect, to elect or appoint more than fifty percent (50%) of the directors or trustees, or to cause direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

“Background Intellectual Property” or “Background IP” shall mean any intellectual property, technology, data, know-how, inventions, and Patent Rights that are owned or controlled by a Party or its Affiliates prior to the Effective Date of this Agreement

“Budget” shall mean the budget for the Sponsored Research attached hereto as Appendix B.

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“Invention” shall mean any new and useful discovery conceived and reduced to practice, constructively or actually, in the performance of Sponsored Research during the Term in which a Party has rights by virtue of sole or joint inventorship under U.S. patent law.

“Investigator” shall mean the Principal Investigator, or any other staff member, employee, or student of Hospital who shall participate in Sponsored Research under the direction of the Principal Investigator.

“IVD Kit Commercialization” shall mean the development, manufacture, use, and/or sale of a kit for use in in-vitro diagnostic testing.

“LDT Implementation” shall mean a Laboratory Developed Test, performed in a medical and/or clinical laboratory that is operating in compliance with the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”), or its foreign equivalent, said test being performed on clinical specimens for the diagnosis, treatment and/or prevention of disease.

“Patent Right” shall mean any United States or foreign patent application that describes and claims an Invention, or the equivalent of such application, including any division or continuation (but not including any continuation-in-part), or any Letters Patent or the equivalent thereof issuing thereon, or reissue, reexamination or extension thereof.

“Principal Investigator” shall mean Dr. Joseph Bonventre, under whose direction the Sponsored Research shall be conducted, or any substitute mutually agreed upon by Hospital and Sponsor in accordance with Section 3.2.

“Research Information” shall mean any research results produced by the Investigators in the performance of the Sponsored Research.

“Research Plan” shall mean the plan of research attached hereto as Appendix A.

“Sponsored Research” shall mean research funded by Sponsor to be conducted by Principal Investigator in accordance with the Research Plan during the Term.

2. Term. The term of this Agreement shall be five (5) year(s) from the Effective Date (the “Term”), unless earlier terminated by either Party as set forth in Section 11 or extended in a writing signed by authorized representatives of both Parties.

3. Sponsored Research.

3.1 Performance. Subject to the terms of this Agreement, Hospital through Principal Investigator, agrees to perform the Sponsored Research. Any changes in the scope of the Sponsored Research shall be mutually agreed to by the Parties and set forth in an amendment signed by both Parties in accordance with Section 17.4.

3.2 Principal Investigator. If the Principal Investigator ceases to serve in such role during the Term, Hospital shall promptly notify Sponsor. Hospital may name a substitute principal investigator (who shall thereafter be referred to as Principal Investigator for purposes of this Agreement), subject to the approval of Sponsor, which approval may be withheld in Sponsor’s sole discretion. In the event the Parties are unable to agree upon an alternative Hospital researcher who will be the Principal Investigator for the remainder of the Term, the Parties may mutually terminate this Agreement in accordance with Section 11.3. In such event, Hospital shall promptly provide Sponsor Research Information generated up to the effective date of termination.

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4. Research Information; Reporting Requirements.

4.1 Use of Research Information.

4.1.1 Sponsor shall have the right to use Research Information for any lawful purpose, including but not limited to internal research and development, regulatory submissions, and evaluation for potential commercialization, to the extent that such use (a) does not pre-empt Investigators’ publication or public disclosure of Research Information and (b) is not covered by any Hospital intellectual property rights (which are not otherwise jointly owned by the Parties), including but not limited to published patent applications, patents, copyrights, and/or Patent Rights.

4.2 Reports. Subject to confidentiality provisions of Section 7, (i) Hospital shall provide to Sponsor disclosures of Inventions in accordance with Section 9, and (ii) Hospital, through Principal Investigator, shall provide to Sponsor a final written report containing Research Information within ninety (90) days after termination or expiration of this Agreement.

5. Payments. Sponsor shall pay Hospital a total of U.S. $282,939.00 in United States dollars by check or wire transfer in support of the Sponsored Research, in accordance with the Budget and payment schedule set forth in Appendix B.

5.1 Payment by check to The Brigham and Women’s Hospital, Inc. shall be drawn on a United States bank and made payable to “The Brigham and Women’s Hospital, Inc.” and sent to:

Brigham & Women’s Hospital – Research

[*]

5.2 Hospital invoices shall be sent to Sponsor at the following address [or email address]:

ROKIT HEALTHCARE Inc.

12F, 9, Digital-ro 10-gil, Geumcheon-gu,

Seoul, Republic of Korea 08514

Attention: Steven Choi (Won Kyung Choi), Vice President, Kidney Regeneration Platform

Email: [*]

ROKIT America, Inc.

Attention: Hayoung Kim, CFO

Email: [*]

Upon remittance of payment in accordance with this agreement, Sponsor will submit email correspondence to the following email address confirming the same: [*]

The remittance email shall reference the name of the Sponsor, the Agreement Number set forth in the heading of this Agreement and the payment amount.

Upon execution of this Agreement, Sponsor will (i) provide a Purchase Order # for invoicing to the following email address or (ii) send email correspondence to the following email address confirming that a Purchase Order will not be necessary for any payment required by this Agreement: [*]

The Purchase Order email shall reference the name of Sponsor, the Principal Investigator and the Agreement Number set forth in the heading of this Agreement.

Hospital shall not be obligated to expend funds in excess of those provided under this Agreement to conduct the Sponsored Research.

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6. Transfer of: Equipment.

6.1 Sponsor Equipment. The following equipment or device shall be provided or its purchase funded by Sponsor for the use of Hospital in performing the Research Plan: Scaffolds (“Equipment”). Equipment shall remain the property of Sponsor, which shall be responsible for installation of such Equipment, if so requested by Hospital, maintenance of the Equipment and costs of its transportation to and from the site where it will be used, removal of the Equipment, and for risk of loss except to the extent caused by Hospital’s gross negligence or willful misconduct. Equipment shall be solely used for the Sponsored Research and shall be returned to Sponsor, at Sponsor’s expense, upon termination or expiration of the Agreement.

7. Confidential Information. It is anticipated that in the performance of the Sponsored Research each Party (as applicable, each a “Discloser”) is likely to disclose to the other Party (as applicable, each a “Recipient”) certain information that the Discloser considers valuable, proprietary and confidential.

7.1 Definition of Confidential Information. “Confidential Information” as used in this Agreement shall mean any information, including but not limited to data, techniques, protocols or results, or business, financial, commercial or technical information, disclosed by Discloser to Recipient which is reasonably necessary for performance under this Agreement and is marked as confidential at the time of disclosure. If such information is disclosed in non-tangible form (including without limitation orally or visually), it must be identified as confidential at the time of disclosure and summarized by Discloser with specificity in a writing marked “Confidential” and given to the Recipient within thirty (30) days after such disclosure. Failure to so mark information shall not conclusively determine such information is or is not “Confidential Information” when such information is materially related to the Sponsored Research and would appear to be confidential (by its contents and/or the circumstances and/or the manner in which it is disclosed) to a person having the skills to understand the information. The Parties acknowledge and agree that any information concerning any Invention disclosed by one Party to the other Party under Section 9 of this Agreement shall be the Discloser’s Confidential Information, even if such Invention information is not specifically identified as confidential at the time of its disclosure.

7.2 Exclusions. “Confidential Information” under this Agreement shall not include any information to the extent (i) it is or becomes publicly available through no wrongful act of Recipient; (ii) it was known by Recipient prior to disclosure by Discloser, as evidenced by tangible records; (iii) it becomes known to Recipient after disclosure from a third party having an apparent bona fide right to disclose it; (iv) it is independently developed or discovered by Recipient without use of Discloser’s Confidential Information, as evidenced by tangible records; or (v) it is disclosed to another party by Discloser without restriction on further disclosure. The obligations of confidentiality and non-use set forth in this Section 7 shall not apply with respect to any information that Recipient is required to disclose by applicable law, court order or other valid legal process provided Recipient promptly notifies Discloser prior to such required disclosure, discloses such information only to the extent so required, and cooperates reasonably with Discloser’s efforts to contest or limit the scope of such disclosure.

7.3 Permitted Use of Confidential Information. Except as may be otherwise specified in a separate definitive written agreement negotiated and executed by the Parties, each Recipient shall have the right to, and agrees that it will, use Discloser’s Confidential Information solely for the purposes of (i) fulfilling its obligations under this Agreement, and (ii) evaluating Inventions and filing patent applications as described in Section 9 of this Agreement.

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7.4 Restrictions on Confidential Information. Subject to Section 8, for a period of three (3) years after receipt of Discloser’s Confidential Information, each Recipient agrees that: (i) it will not use such Confidential Information for any purpose other than as specified herein, including without limitation for its own benefit or the benefit of any other person or entity; and (ii) it will use reasonable efforts (but no less than the efforts used to protect its own confidential and/or proprietary information of a similar nature) not to disclose such Confidential Information to any other person or entity except as expressly permitted hereunder. Recipient may, however, disclose Discloser’s Confidential Information only on a need-to-know basis to its and its Affiliates’ employees, staff members and agents (“Receiving Individuals”) who are directly involved in the performance of the Sponsored Research and who are informed of the confidential nature of such information, provided Recipient shall be responsible for compliance by Receiving Individuals with the terms of this Agreement and any breach thereof. The Parties do not intend for any individually identifiable health information to be disclosed by Hospital to Sponsor in the performance of the Sponsored Research, however, if any such individually identifiable health information is disclosed to Sponsor under the Research Plan Sponsor shall keep such information confidential indefinitely.

7.5 Ownership and Disposition. All Confidential Information disclosed pursuant to this Agreement shall be and remain the property of the Discloser. Upon expiration or termination of this Agreement, if requested by Discloser and subject to any rights expressly granted under this Agreement, Recipient shall return or destroy at Discloser’s discretion all of Discloser’s Confidential Information received in tangible form, provided that Recipient shall be entitled to keep one copy of such Confidential Information in a secure location solely for the purpose of determining Recipient’s legal obligations hereunder.

7.6 Right to Disclose. Each Discloser represents that to the best of its knowledge it has the right to disclose to each Recipient all of Discloser’s Confidential Information that will be disclosed hereunder. Each Party reserves the right to disclose its own Confidential Information to any party at any time.

8. Publication and Regulatory Use. Recognizing Hospital’s and Investigators’ desire to publicly present and publish Research Information, the Parties agree that Hospital and Investigators shall have the right to publicly disclose Research Information in accordance with this Section 8. The Parties agree that Sponsor’s designated research personnel shall be included as co-author(s) on any publication, manuscript, abstract, or presentation arising from the Sponsored Research, provided that such inclusion is consistent with applicable authorship requirements of the relevant journal or conference.

8.1 Review by Sponsor. Principal Investigator shall provide to Sponsor for prior review a draft of any manuscript, abstract or presentation which first publicly discloses Research Information (“Disclosure”). Within thirty (30) days of receipt of such a manuscript, or seven (7) of receipt of such an abstract or presentation (“Review Period”), Sponsor shall notify Principal Investigator of any Sponsor Confidential Information contained in such Disclosure. Principal Investigator shall delete any information in such Disclosure that Sponsor has identified within the Review Period as Sponsor’s Confidential Information, except to the extent that such Confidential Information is required for meaningful, scientific publication. Subject to Section 8.2 below, at the end of such Review Period, as applicable, Principal Investigator shall have the right to submit such Disclosure without further delay.

8.2 Delay of Publication for Patent Filings. If Sponsor reasonably determines that such Disclosure reveals a potentially patentable Invention to which Sponsor has rights pursuant to Sections 9 and 10 of this Agreement, Sponsor shall so notify Hospital in writing during the Review Period. In such case, Principal Investigator shall delay submission of such Disclosure until the earliest to occur of the following: (i) a patent application has been filed with respect to such Invention; (ii) Hospital and Sponsor have agreed in writing that no patentable invention exists or that a patent application should not be filed even if a patentable invention exists; or (iii) in the case of such a manuscript, sixty (60) days, and in the case of such an abstract or presentation, fourteen (14) days, have passed from the date on which such Disclosure was provided to Sponsor for review.

8.3 Regulatory Use by Sponsor. Following completion of the Sponsored Research conducted under this Agreement, Sponsor shall prepare and submit a request under the U.S. Food and Drug Administration’s Expanded Access Program (“EAP”) pursuant to 21 C.F.R. Part 312 at a timing mutually agreed upon by the Parties. The Principal Investigator’s research team shall use best efforts to provide data and documentation related to the Sponsored Research as necessary for such submission. Nothing in this Section shall be construed as a representation or warranty regarding the outcome of any submission to or review by the FDA. Sponsor aims for an FDA EAP application, and the studies evaluating efficacy performed by the Principal Investigator’s lab at Hospital during the Term of this Agreement will inform this application.

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9. Disclosure of Inventions; Patent Prosecution.

9.1 Initial Reporting of Inventions. Any Investigator who conceives an Invention, solely or jointly with one or more employees, consultants or agents of Sponsor (“Sponsor’s Personnel”),shall promptly report such Invention to Hospital’s Innovation office, and shall assign all of his or her rights, title and interest therein to Hospital. Each of Sponsor’s Personnel who conceives an Invention jointly with an Investigator, shall report such Invention to Sponsor and shall assign all of his or her rights, title and interest in such Invention to Sponsor.

9.2 Ownership of Joint Inventions. Inventions conceived jointly by an Investigator and any of Sponsor’s Personnel shall be jointly owned by Hospital and Sponsor. Hospital and Sponsor agree that for each Patent Right jointly owned by Hospital and Sponsor, Sponsor and Hospital shall each own a one-half undivided interest in such Patent Right in each country in which it is filed. The Parties agree that the ownership structure and any commercialization, licensing, or other exploitation of jointly-owned Patent Rights shall be determined by mutual written agreement of the Parties within thirty (30) days of disclosure of such jointly owned Patent Rights; however, Hospital’s rights in this respect are subject to the terms and conditions of this Agreement and Sponsor’s licensing rights thereto.

9.3 Reporting Inventions to Other Party; Optioned Inventions. Each Party shall promptly disclose to the other Party in writing each Invention promptly upon receiving notice thereof pursuant to Section 9.1. All such disclosures by and to Hospital shall be made through its Innovation office. Following receipt of any such disclosure, representatives of Hospital and Sponsor shall promptly confer regarding whether any Patent Rights pertaining to such Invention should be filed and whether such Invention, if distinct from Sponsor’s Background IP, may be pursued as a jointly filed patent, subject to further written agreement of the Parties. If Sponsor notifies Hospital within thirty (30) days after receipt of the earliest disclosure of a particular Invention that it agrees to pay all patent costs, including without limitation costs of preparation, filing, prosecution, issuance and maintenance, relating to such Invention (“Patent Costs”), such Invention will be considered an “Optioned Invention”. Hospital shall cause Patent Rights for such Optioned Invention to be filed and prosecuted at Sponsor’s request and expense. If Sponsor does not notify Hospital within such sixty (60)-day period, Hospital may file at its own expense provided that such filing shall not knowingly include or claim Sponsor’s Background IP, and license its rights in such Patent Rights to any other party and Sponsor shall have no further rights pursuant to Section 10.1.

9.4 Filing Patent Rights; Copies of Correspondence. Hospital shall be responsible for filing all Patent Rights pertaining to Inventions (i) in its name if the Invention(s) is owned solely by Hospital, and (ii) in joint names of the Hospital and the Sponsor if the Invention(s) is owned jointly or as otherwise agreed in writing by the Parties pursuant to Section 9.3. During the Option Period and Negotiation Period, as applicable, Hospital shall arrange for copies of patent applications for Optioned Inventions, and subsequent related office actions, responses to office actions, requests for terminal disclaimer, and requests for reissue or reexamination of any patent issuing from such applications, to be provided to Sponsor, in confidence and in accordance with Section 7, for review and comment by Sponsor.

9.5 Patent Costs. Sponsor shall reimburse Hospital within thirty (30) days of the date of Hospital’s invoice to Sponsor for all Patent Costs incurred by Hospital. If Sponsor fails to pay all Patent Costs as set forth in an invoice from Hospital within such thirty (30) day period, Hospital may provide notice of such nonpayment to Sponsor and Sponsor shall have thirty (30) days from receipt of such notice to pay all Patent Costs in such invoice. If Sponsor does not make payment in full within such thirty (30) day cure period, any option or exclusive rights of Sponsor with respect to the applicable Patent Rights shall terminate, and Hospital shall be free to file, prosecute, maintain, and enforce such Patent Rights at its own discretion and expense. If at any time Sponsor determines that it no longer desires to pay Patent Costs, Sponsor shall give sixty (60) days advance written notice to Hospital. Sponsor’s exclusive Option rights under Section 10.1 with respect to such Patent Rights shall immediately terminate upon such notice and Sponsor shall no longer be obligated to pay for corresponding Patent Costs incurred after the end of such sixty (60) day period (but shall remain responsible for all Patent Costs incurred prior to and during such sixty (60) day period). Any Patent Costs not paid by Sponsor within thirty (30) days of receipt of invoice from Hospital shall be subject to a late fee of one percent (1%) per month, compounded each month that they remain unpaid.

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10. License Option

10.1 The Option. For the ninety (90) day period following receipt of written notice by Hospital in accordance with Section 9.3 that Sponsor wishes to pay Patent Costs (the “Option Period”), Sponsor shall have the exclusive right (an “Option”) to negotiate with Hospital an exclusive or non-exclusive, royalty-bearing license to Hospital’s rights in Patent Rights corresponding to the Optioned Invention for commercial purposes, subject to the provisions of Sections 10.2 and 10.3 below. If Sponsor elects not to exercise the Option, Sponsor shall promptly inform Hospital of its decision to this effect during the Option Period. Upon such notice from Sponsor to Hospital, or in the event that at the end of the Option Period Sponsor has not notified Hospital of its decision with respect to the Option, the Option shall terminate.

10.2 Exercise of Option. If Sponsor wishes to exercise an Option, Sponsor shall give written notice to Hospital within the Option Period, provided, however, that as a condition to the exercise of any Option, Sponsor must be current in all payments due to Hospital under this Agreement, including Sponsored Research Payments under Section 5 and Patent Costs under Section 9.5. For the ninety (90) day period immediately following any such notice of exercise received by Hospital during the Option Period (the “Negotiation Period”), Sponsor and Hospital shall engage in negotiating license terms typical of agreements between academic institutions and industry, including without limitation provisions for the payment of reasonable royalties and other compensation to Hospital; payment by Sponsor of on-going Patent Costs in all countries covered by the license; time-limited due diligence obligations for the development and commercialization of a product embodying the Invention; product liability indemnification and insurance provisions acceptable to Hospital’s liability insurance carriers; and Hospital’s, Hospital’s Affiliates’ and inventor’s right to make and use the subject matter described and/or in Patent Rights and to permit others at academic and/or not-for-profit institutions to use the subject matter described and/or claimed in Patent Rights for research and educational purposes.

10.3 Termination of Option. If Sponsor fails to exercise an Option for a particular Optioned Invention during the Option Period as provided in this Section 10, or if Hospital and Sponsor fail to enter into a mutually acceptable license agreement within the Negotiation Period, such Invention shall no longer be considered an Optioned Invention and Hospital shall have no further obligation to Sponsor with respect to such formerly Optioned Invention and shall have the right to grant a license to such formerly Optioned Invention and its rights in Patent Rights corresponding thereto to any other party.

10.4 IVD Kit Commercialization and LDT Implementation. Notwithstanding any provision of this Agreement to the contrary, all exclusive licenses, pursuant to Section 10.1, with respect to diagnostic products shall be exclusive as to IVD kit commercialization and non-exclusive as to the provision of testing services through an LDT implementation.

10.5 Exclusion of Sponsor Background IP. Notwithstanding anything to the contrary in this Agreement, no Option granted under this Section 10 shall apply to Sponsor’s Background IP.

10.6 Government Rights; Guidelines. Each Option, license or rights granted hereunder or in connection with this Agreement shall also be subject to applicable rights, conditions and limitations imposed by U.S. law and regulations, including without limitation the non-exclusive, non-transferrable, irrevocable, paid-up license granted to the U.S. government to practice or have practiced such rights for government purposes throughout the world (see 35 U.S.C. §202 et seq. and regulations pertaining thereto), the N.I.H. Grants Policy Statement, and the N.I.H. Guidelines for Obtaining and Disseminating Biomedical Research Resources.

10.7 No Additional Rights. The Parties acknowledge and agree that nothing in this Agreement shall be construed to grant Sponsor any license or rights other than (i) the rights in any Optioned Invention expressly granted hereunder, and (ii) the right to use Research Information in accordance with Section 4.1.

11. Termination.

11.1 Termination for Breach.

11.1.1 If Sponsor fails to meet any of its material obligations under this Agreement, and does not remedy such failure within thirty (30) days after receipt of written notice thereof from Hospital, Hospital shall have the right to terminate this Agreement effective upon provision of written notice thereof to Sponsor. Further, in the event that Sponsor becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, or receives notice of a third party’s intention to file an involuntary petition in bankruptcy, Sponsor shall immediately notify Hospital in writing, and Hospital shall have the right to terminate this Agreement immediately upon receipt of such notice.

11.1.2 If Hospital fails to meet any of its material obligations under this Agreement and does not remedy such failure within thirty (30) days following receipt of written notice thereof from Sponsor, Sponsor shall have the right to terminate this Agreement effective upon provision of written notice thereof to Hospital. Sponsor acknowledges and agrees that failure to achieve any particular Research Information shall not be considered failure to meet a material obligation.

11.2 Termination by Sponsor. Sponsor shall have the right to unilaterally terminate this Agreement at any time in its sole discretion by giving sixty (60) days advance written notice thereof to Hospital.

11.3 Termination by Mutual Consent. Sponsor and Hospital may terminate this Agreement at any time by mutual written consent.

11.4 Effect of Termination. If this Agreement is terminated by Hospital pursuant to Section 11.1.1, or by Sponsor pursuant to Section 11.2, (i) Sponsor shall reimburse Hospital for all reasonable and documented non-cancellable commitments incurred by Hospital in connection with the performance of its obligations under this Agreement prior to the date of such termination and (ii) Sponsor shall pay Hospital an amount equal to the salary commitment(s) set forth in Appendix B for the Principal Investigator and any Investigators committed to performance of the Sponsored Research, for a period of six (6) months following such termination or until the end of the Term, whichever is earlier. Hospital’s termination of this Agreement pursuant to Section 11.1.1 shall also terminate Sponsor’s right to use Hospital’s Confidential Information provided pursuant to this Agreement. If this Agreement is terminated by Sponsor pursuant to Section 11.1.2, or by mutual consent of the Parties pursuant to Section 11.3, Sponsor shall reimburse Hospital for all reasonable and documented non-cancellable commitments incurred by Hospital in connection with the performance of its obligations under this Agreement prior to the date of such termination.

12. Indemnification.

12.1 Hospital and Sponsor shall each be responsible for and shall defend, indemnify and hold the other and its Affiliates and each of their respective trustees, directors, officers, medical and professional staff, employees and agents, and their respective successors, heirs and assigns, harmless from any third party claims, suits, actions, or judgements for bodily injury to persons or damage to tangible property to the extent that such injury or damage is caused by the negligence or the willful misconduct of any of its respective trustees, directors, officers, medical and professional staff, employees and agents solely in respect of the Sponsored Research and the materials and equipment related thereto.

12.2 Sponsor shall further defend, indemnify and hold harmless Hospital and its trustees, directors, officers, medical and professional staff, employees and agents (“Hospital Indemnitees”) against any and all third party actions, suits, claims, investigations, inquiries, demands, judgments and/or prosecutions that may be brought or instituted against Hospital and/or any Hospital Indemnitee based on or arising out of any use by Sponsor, its Affiliates or licensees of any Invention, Hospital material, or Research Information (and/or material or thing embodying such Invention, Hospital material, or Research Information), including but not limited to any such use in the manufacture, use, sale, importation or other distribution of any product or process by Sponsor, its Affiliates or licensees, excepting to the extent Sponsor can demonstrate by clear and convincing evidence that it is directly resulting from the gross negligence or intentional misconduct of Hospital and/or the Hospital Indemnitees in the use of any such product or process.

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12.3 Any party entitled to indemnification under this Section 12 shall give the indemnifying party prompt notice of any covered claim, shall provide the indemnifying party with the opportunity to defend against the claim, and shall reasonably cooperate in such defense at the indemnifying party’s expense; provided, however, failure of any Party to do so shall not relieve the other Party of its obligation(s) to indemnify, except to the extent that the indemnifying party can demonstrate it was actually prejudiced by such failure. Notwithstanding anything to the contrary in this Agreement, Sponsor shall not enter into any settlement, consent judgment, or other voluntary final disposition of any claim that has a material adverse effect on the rights of Hospital and/or Hospital Indemnitee(s) hereunder or admits any wrongdoing or fault by Hospital and/or Hospital Indemnitee(s) or imposes on Hospital and/or Hospital Indemnitee(s) any payment or other liability, without the prior written consent of Hospital and/or Hospital Indemnitee(s), as applicable.

13. DISCLAIMER OF WARRANTIES. HOSPITAL MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE SPONSORED RESEARCH, PATENT RIGHTS, ANY OTHER INTELLECTUAL PROPERTY RIGHTS, HOSPITAL MATERIALOR ANY RESEARCH INFORMATION, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF ANY PATENT RIGHTS CLAIMS OR OTHER INTELLECTUAL PROPERTY RIGHTS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND EXPRESSLY DISCLAIMS THE SAME. Specifically, and not to limit the foregoing, Hospital makes no warranty or representation (i) regarding the validity or scope of the Sponsored Research, any Patent Rights or any intellectual property rights optioned or granted hereunder, whether issued or pending; and (ii) that the exploitation of the Sponsored Research, the use of Hospital material, Research Information, Patent Rights or any other intellectual property rights will not infringe any patents or other intellectual property rights of Hospital or of a third party.

14. LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY, OR ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, MEDICAL OR PROFESSIONAL STAFF, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE RIGHTS GRANTED HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, REGARDLESS OF WHETHER SUCH PARTY SHALL BE OR HAVE BEEN ADVISED, SHALL HAVE REASON TO KNOW OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING; PROVIDED HOWEVER, NOTHING IN THIS SECTION 14 SHALL BE CONSTRUED TO LIMIT EITHER PARTY’S OBLIGATIONS TO INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY UNDER THIS AGREEMENT.

15. Use of Name. Except for disclosure by Hospital of Sponsor’s support for the Sponsored Research in publications, each Party agrees that it will not use the name or logo of the other Party or any of its Affiliates, or any of its respective trustees, directors, officers, staff members, employees, students or agents in any advertising, promotional or sales literature, or in any document employed to obtain funds or financing without the prior written approval of the Party or individual whose name or logo is to be used, in the case of Hospital such approval to be given by the Hospital’s Public Affairs Department.

16. Export Controls. Inventions, Hospital materials, Research Information Sponsor Research Information, and Confidential Information may be subject to U.S. laws and regulations relating to export control and trade sanctions, including but not limited to the U.S. Export Administration Act and Export Administration regulations, International Traffic in Arms Regulations, and laws and regulations implemented by the Office of Foreign Assets Control at the U.S. Department of Treasury, and export and/or import laws and regulations of other countries. Each party agrees to comply with all such laws and regulations pertaining to licenses for it to export, re-export, or import Inventions, Hospital materials, Research Information and/or Confidential Information.

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17. Miscellaneous.

17.1 Relationship of the Parties. Nothing contained in this Agreement shall be deemed to create a partnership or joint venture between the Parties, and each of the Parties shall in all matters connected herewith be an independent contractor. Neither of the Parties hereto shall hold itself out as the agent of the other, nor shall either of the Parties incur any indebtedness or obligation in the name of, or which shall be binding upon, the other without prior written consent of such other Party. No employees, agents or representatives of either Party shall be deemed employees, agents or representatives of the other. Hospital and Investigators shall have the sole right, in accordance with the Research Plan and this Agreement, to conduct, direct and control the Sponsored Research.

17.2 Notices. All notices, reports, waivers, consents, correspondence or other communications hereunder shall be in writing and shall be effective upon delivery to the recipient, provided, however, that delivery shall be deemed to have occurred (i) when delivered by hand, (ii) three business days after being mailed by certified or registered U.S. mail, return receipt requested, (iii) one business day after being sent overnight express delivery by a recognized overnight courier service, or (iv) when transmitted by facsimile, email or other electronic means, provided that the sender receives confirmation of transmission, and sends a confirmation copy in one of the foregoing manners, addressed as follows:

Sponsor Contacts for Notices	Hospital Contacts for Notices
Attn: Steven Choi, VP of Kidney Regeneration Platform 12F, 9, Digital-ro 10-gil, Geumcheon-gu, Seoul, Republic of Korea 08514 E-mail: [*]	Senior Exec. Director – Contract , Research Management The Brigham and Women’s Hospital, Inc. Research Management, Suite 740 399 Revolution Drive Somerville, MA 02145 Reference Agreement No. [*]

Either Party may change its address by giving notice to the other Party in the manner set forth in this Section 17.2.

17.3 Entire Agreement. This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersedes any prior or contemporaneous understanding or written or oral agreements with respect thereto. In the event of a conflict or inconsistency between the terms set forth in this Agreement and Appendix A (Research Plan), the terms of this Agreement shall govern.

17.4 Amendment; Waivers. This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by an authorized signatory of the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term. Sponsor acknowledges that neither Principal Investigator nor any other Investigator is considered a duly authorized signatory of Hospital and has no authority to bind Hospital to any such amendment or waiver. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

17.5 Severability. If any provision of this Agreement is or becomes invalid, is ruled illegal by any court of competent jurisdiction or is deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the Parties that the remainder of this agreement shall not be affected thereby. It is further the intention of the Parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the Parties to such invalid, illegal or unenforceable provision, but shall be valid, legal and enforceable.

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17.6 Assignment. Neither this Agreement nor any rights or obligations of either Party under this Agreement shall be assigned or otherwise transferred without the prior written consent of the other Party.

17.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

17.8 Force Majeure. Neither Party shall be liable for any unforeseeable event beyond its reasonable control not caused by the fault or negligence of such Party, which causes such Party to be unable to perform its obligations under this Agreement, and which it has been unable to overcome by the exercise of its due diligence, provided that the Party unable to perform its obligations shall promptly notify the other Party, shall use reasonable efforts to avoid or remove such causes of nonperformance, shall suspend performance only for such period of time as is necessary as a result of such force majeure event and shall resume performance as quickly as possible.

17.9 Governing Law; Venue. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to provisions concerning conflict of laws. Each Party hereby irrevocably consents that any legal action or proceeding under, arising out of or in any manner relating to this Agreement shall be brought in any state or federal court of competent jurisdiction located in the Commonwealth of Massachusetts.

17.10 Hospital Policies. Sponsor acknowledges that Hospital’s employees and medical and professional staff members and the employees and staff members of Hospital’s Affiliates are subject to the applicable policies of Hospital and such Affiliates, including, without limitation, policies regarding conflicts of interest, intellectual property and other matters. Sponsor shall provide Hospital with any agreement it proposes to enter into with any Investigator for Hospital’s prior review and shall not enter into any oral or written agreement with any such Investigator which conflicts with any such policy. Hospital shall provide Sponsor, at Sponsor’s request, with copies of any such policies applicable to any such Investigator.

17.11 Interpretation. The Parties hereto are sophisticated, have had the opportunity to consult legal counsel with respect to this transaction and hereby waive any presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter.

17.12 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and in addition to any specific survival references in this Agreement, the provisions of Sections 1 (Certain Definitions), 4 (Research Information; Reporting Requirements), 5 (Payments), 7 (Confidential Information), 8 (Publication), 9 (Disclosure of Inventions; Patent Prosecution), 10 (License Option), 11.4 (Effect of Termination), 12 (Indemnification), 13 (Disclaimer of Warranties), 14 (Limitation of Liability), 15 (Use of Name), 16 (Export Controls), and 17 (Miscellaneous) (which Section numbers shall refer to the entire Section including all subsections unless otherwise specified) shall survive the termination or expiration of this Agreement indefinitely or as otherwise expressly set forth in such Section.

17.13 Counterparts; Facsimile. This Agreement may be executed in counterparts and delivered by facsimile or PDF with the same effect as an original. This Agreement may be executed electronically/digitally in compliance with the Massachusetts Uniform Electronic Transactions Act (MUETA) Mass. Gen. Laws ch. 110G and/or The Electronic Signatures In Global And National Commerce Act (ESIGN) 15 USC ch. 96. Persons signing this Agreement agree that, if used, electronic/digital signatures are intended to authenticate this writing and to have the same force and effect as the use of manual signatures.

17.14 Headings; “Include” and “Including”. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement. Wherever the word “including” or “include” shall appear in this Agreement, such term shall be construed to mean “including without limitation” or “include without limitation,” as the case may be.

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IN WITNESS WHEREOF, Hospital and Sponsor have caused this Sponsored Research Agreement to be executed effective as of the Effective Date.

ROKIT HEALTHCARE Inc.		The Brigham and Women's Hospital, Inc.
By:	/s/ Seok Hwan You	By:	/s/ Rebecca Fischbaugh
Name:	Seok Hwan You	Name:	Rebecca Fischbaugh
Title:	CEO	Title:	Agreement Associate II – RM Contracts
Date:	March 11, 2026	Date:	02/25/2026

ROKIT America, Inc.

By:	/s/ Seok Hwan You
Name:	Seok Hwan You
Title:	CEO

Date:	March 11, 2026

READ & ACKNOWLEDGED SIGNATURE:

I have read Sections 3, 4, 7, 8, 9, 11, 17.1 and 17.10 of the foregoing Agreement and agree with Hospital (but without incurring any personal liability to Sponsor) to comply with the obligations of the Principal Investigator stated therein.

/s/ Joseph V. Bonventre
(Signature of Principal Investigator)

NAME: Joseph V. Bonventre

DATE: 02/25/2026

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Appendix A

RESEARCH PLAN

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Appendix B

PAYMENT SCHEDULE AND BUDGET

PAYMENT SCHEDULE:

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BUDGET

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